As filed with the Securities and Exchange Commission on January 9, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	37-1827430
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4670 Willow Road, Suite 125
Pleasanton, California	94588
(Address of Principal Executive Offices)	(Zip Code)

AEye, Inc. 2021 Equity Incentive Plan

AEye, Inc. 2022 Employee Stock Purchase Plan

AEye, Inc. 2025 Employment Inducement Incentive Award Plan

(Full title of the plans)

Matthew Fisch

Chief Executive Officer

4670 Willow Road, Suite 125

Pleasanton, California 94588

(925) 400-4366

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Aslam Rawoof

Zachary Dann

Benesch Friedlander Coplan & Aronoff LLP

1155 Avenue of the Americas, Floor 26

New York, New York 10036

Telephone: (646) 593-7050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, AEye, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) to register (i) 1,355,097 additional shares of the Registrant’s common stock, par value of $0.0001 per share (the “Common Stock”), reserved for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 EIP”), as a result of the annual increase under the 2021 EIP; (ii) 451,699 additional shares of Common Stock reserved for issuance under the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”), as a result of the annual increase under the 2022 ESPP; and (iii) 3,000,000 shares of Common Stock issuable pursuant to the AEye, Inc. 2025 Employment Inducement Incentive Award Plan, dated October 6, 2025 (“2025 EIIAP”), as inducement for accepting employment with the Registrant.

The number of shares of Common Stock available for issuance under the 2021 EIP is subject to an annual increase on the first day of each fiscal year during the period specified therein equal to (other than the first annual increase) the lesser of (i) three percent (3%) of the number of shares of Common Stock outstanding as of the conclusion of the Registrant’s immediately preceding fiscal year or (ii) such amount, if any, as the board of directors of the Registrant (the “Board”) may determine (the “2021 EIP Evergreen Provision”). Pursuant to the 2021 EIP Evergreen Provision, the Board, through its Compensation Committee, has determined that the number of shares of Common Stock available for issuance under the 2021 EIP shall be increased by 1,355,097 shares for fiscal year 2026, effective January 1, 2026. The additional shares available for issuance under the 2021 EIP are of the same class as other securities relating to the 2021 EIP for which the Registrant has filed registration statements with the Commission on Form S-8 (Registration Nos. 333-286365, 333-280309, 333-272570, 333-270731, 333-265064 and 333-260601) filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2025, June 18, 2024, June 9, 2023, March 22, 2023, May 19, 2022 and October 29, 2021, respectively.

The number of shares of Common Stock available for issuance under the 2022 ESPP is subject to an annual increase on the first day of each fiscal year during the period specified therein equal to the lesser of (i) one percent (1%) of the number of shares of Common Stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding December 31 or (ii) such lesser number of shares as the administrator of the 2022 ESPP shall approve (the “2022 ESPP Evergreen Provision”). Pursuant to the 2022 ESPP Evergreen Provision, the Compensation Committee of the Board, as the 2022 ESPP administrator, has approved an increase in the number of shares of Common Stock available for issuance under the 2022 ESPP by 451,699 shares for fiscal year 2026, effective January 1, 2026. The additional shares available for issuance under the 2022 ESPP are of the same class as other securities relating to the 2022 ESPP for which the Registrant has filed registration statements with the Commission on Form S-8 (Registration Nos. 333-286365, 333-280309, 333-270731 and 333-265064) on April 3, 2025, June 18, 2024, March 22, 2023 and May 19, 2022, respectively.

Pursuant to the terms of the 2025 EIIAP, the maximum aggregate number of shares of Common Stock that may be issued under the 2025 EIIAP is 3,000,000 shares of Common Stock. The 2025 EIIAP was approved by our Board and shares are issuable thereunder pursuant to the “inducement” grant exception under Nasdaq Rule 5635(c)(4).

The contents of the Registrant’s Registration Statements on Form S-8 (File Nos. 333-286365, 333-280309, 333-272570, 333-270731, 333-265064 and 333-260601) filed with the Commission on April 3, 2025, June 18, 2024, June 9, 2023, March 22, 2023, May 19, 2022 and October 29, 2021 relating to the 2021 EIP and the 2022 ESPP are incorporated by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2021 EIP, 2022 ESPP, and in the 2025 EIIAP as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 24, 2025, which includes audited financial statements for the Registrant’s latest fiscal year and the description of the shares of Common Stock contained in Exhibit 4.8 thereto, including any amendment or reports filed for the purpose of updating such description;

(b)  The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 12, 2025, for the fiscal quarter ended June 30, 2025, filed with the Commission on August 8, 2025, and for the fiscal quarter ended September 30, 2025, filed with the Commission on November 7, 2025;

(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 3, 2025, January 7, 2025, January 23, 2025, March 7, 2025, March 12, 2025, May 9, 2025, May 20, 2025, July 25, 2025, July 28, 2025, July 30, 2025 and December 10, 2025 (excluding any portions of such reports deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items);

(d)  The Registrant’s Current Report on Form 8-K, filed with the Commission on May 1, 2025, as amended by the Registrant’s Current Report on Form 8-K/A filed with the Commission on May 9, 2025 (excluding any portions of such reports deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(e) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above (other than portions of the Registrant’s Current Reports on Form 8-K that are furnished or otherwise not deemed to be filed).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or an officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, provided that such provision shall not eliminate or limit the liability of a director or an officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit, and provided further that such provision shall not eliminate or limit the liability of an officer in any action by or in the right of the corporation. The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment filed with the State of Delaware on May 9, 2023 (the “Amended Charter”), provides that no director or officer of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or an officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers, as applicable, for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Amended Charter and the Amended and Restated Bylaws of the Registrant provide that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (all such persons being referred to as an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant’s corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date	Number	Herewith
4.1	Second Amended and Restated Certificate of Incorporation of AEye, Inc.	8-K	8/23/2021	3.1
4.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of AEye, Inc.	10-Q	5/11/2023	3.2
4.3	Amended and Restated Bylaws of AEye, Inc.	8-K	3/7/2025	3.1
5.1	Opinion of Benesch Friedlander Coplan & Aronoff LLP.				X
10.1#	AEye, Inc. 2021 Amended and Restated Equity Incentive Plan.	14A	3/20/2023
10.2#	AEye, Inc. 2022 Employee Stock Purchase Plan.	S-8	5/19/2022	10.2
10.3#	AEye Inc. 2025 Employment Inducement Incentive Award Plan				X
10.4#	Forms of Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement under the AEye, Inc. 2025 Employment Inducement Incentive Award Plan				X
23.1	Consent of KPMG LLP				X
23.2	Consent of Benesch Friedlander Coplan & Aronoff LLP (included in Exhibit 5.1).				X
24.1	Power of Attorney (included on the signature page).				X
107	Filing Fee Table.				X

#	Management contract or compensatory plan

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California on the 9th day of January 2025.

AEYE, INC.

/s/ Matthew Fisch
Matthew Fisch
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Fisch and Conor B. Tierney as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Matthew Fisch	Chairman and Chief Executive Officer
Matthew Fisch	(Principal Executive Officer)	January 9, 2026

/s/ Conor B. Tierney	Chief Financial Officer and Treasurer
Conor B. Tierney	(Principal Financial Officer)	January 9, 2026

/s/ Timothy J. Dunn
Timothy J. Dunn	Director	January 9, 2026

Luis C. Dussan	Director

/s/ Prof. Dr. Bernd Gottschalk
Prof. Dr. Bernd Gottschalk	Director	January 9, 2026

/s/ Jonathon B. Husby
Jonathon B. Husby	Director	January 9, 2026

/s/ Doron Simon
Doron Simon	Director	January 9, 2026

/s/ Sue E. Zeifman
Sue E. Zeifman	Director	January 9, 2026